Exhibit 10.3

POST CLOSING MEMORANDUM

This POST CLOSING MEMORANDUM (the “Memorandum”) is executed this 22nd day of March, 2007 by and between by and between LATI USA, INC., a South Carolina corporation, formerly known as LATI INDUSTRIES, INC. (“LATI”) and FORCE PROTECTION TECHNOLOGIES, INC., a Nevada corporation (“FPT”).

WITNESSETH:

WHEREAS, LATI and FPT have this date entered into and closing a (i) Asset Purchase Agreement and (ii) Assignment and Assumption Agreement in connection that certain Lease Agreement dated December 7, 1998 between LATI and Dorchester County, South Carolina (the “County”), as amended by that certain First Amendment of Lease Agreement dated July 25, 2005 (the “FILOT Lease”);

WHERAS, capitalized terms not other defined herein shall have the meaning set forth in the Asset Purchase Agreement;

WHEREAS, as of the Closing, LATI has not completed certain of the conditions under the Asset Purchase Agreement and agrees to use its best efforts to provide the following items within fifteen (15) days after the Closing:

A.            A tax compliance letter from the South Carolina Department of Revenue dated within fifteen (15) business days of the Closing (the “Tax Compliance Letter”); and

B.            A letter from LATI or its counsel to FPT and its counsel, sent to the notice addresses set forth in the Asset Purchase Agreement, enclosing a copy of the Tax Compliance Letter and setting forth any payments made by LATI to the South Carolina Department of Revenue to resolve any outstanding items (the “Notification Letter”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Best Efforts.  FPT will close the transaction set forth in the Asset Purchase Agreement on the condition that LATI will use its best efforts to provide to FPT the items required by this Memorandum as soon as practicable after the closing of the Loan.

2.             Effect of Memorandum.  Except as expressly modified hereby, the Asset Purchase Agreement and all other documents evidencing the Closing shall remain in full force and effect.

3.             Escrow of Binder.

(a)            As a condition of the Closing, FIFTY THOUSAND and No/100 DOLLARS ($50,000.00) of LATI’s proceeds shall be held in escrow (the “Escrow”) by Moore & Van Allen (the “Escrow Agent”) pending the delivery of the Tax Compliance Letter and subject to the terms and provisions of this Memorandum.  The Escrow Agent shall hold and disburse the Escrow in accordance with the terms and provisions hereof.

(b)           If the South Carolina Department of Revenue reports any outstanding items related to LATI and requires the payment of such items prior to issuing the Tax Compliance Letter, then the Escrow Agent has the advance approval of LATI and FPT to release to the South Carolina Department of Revenue all or such portion of the Escrow as is necessary to remove the outstanding items.  To the extent the Escrow is insufficient to remove the outstanding items and after the application of the Escrow to the amount owed by LATI to the South Carolina Department of Revenue, then LATI shall pay the remaining portion of the outstanding items within three (3) business days of their receipt of notification of the outstanding items.

(c)            Upon the receipt of the Notification Letter by FPT, the Escrow shall be delivered by the Escrow Agent to LATI.  In no event shall the Escrow by delivered by the Escrow Agent to LATI prior to the delivery of the Tax Compliance Letter to FPT.

(d)           If a dispute develops between LATI and FPT concerning to whom the Escrow should be paid, then in any such event, the Escrow Agent shall disburse the Escrow in accordance with the joint written instructions of LATI and FPT.  In the event that such written instructions shall not be received by the Escrow Agent within ten (10) days after the Escrow Agent shall have served written requests for instructions upon LATI and FPT, the Escrow Agent shall have the right to pay all or any portion of the Escrow into any state or federal court located in South Carolina and interplead LATI and FPT in respect thereof, and thereafter the Escrow Agent shall be discharged of any obligations in connection with the Escrow.

(f)            LATI and FPT hereby agree and acknowledge that the Escrow Agent assumes no liability in connection with the holding of the Escrow pursuant hereto except for negligence or willful misconduct; and that in the event of any dispute regarding the Escrow, the Escrow Agent shall be fully protected in any action taken in good faith.  If costs and expenses, including attorneys’ fees, are incurred by the Escrow Agent because of any dispute between LATI and FPT arising out of the holding of the Escrow, the non-prevailing party shall pay the Escrow Agent such reasonable costs and expenses incurred.

4.             Fee in Lieu of Taxes Adjustment.

(a)          It is hereby understood and agreed upon that the fee in lieu of taxes (the “fee”) on the real property and personal property subject to the Asset Purchase Agreement for the current year have been prorated as of Closing based on the fee paid by LATI for calendar year 2006.  The prorated fee is to be re-adjusted between LATI and FPT pursuant to Section 4(b) below as soon as the current year’s fee amounts have been assessed by the South Carolina Department of Revenue and Dorchester County, South Carolina.

(b)          FPT shall be responsible for the payment of the 2007 fee; provided however, if at the time the 2007 bill for such fee is issued it is found that LATI has not been charged its accurate pro-rata share thereof, then LATI agrees to reimburse the difference promptly to FPT, but no later than thirty (30) days after written demand from FPT.  Conversely, if FPT received a larger credit at the Closing than it is entitled to, FPT agrees to reimburse the difference promptly to LATI, but no later than thirty (30) days after written demand from LATI.

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IN WITNESS WHEREOF, the undersigned parties have executed this Post Closing Memorandum as of the date set forth above.

WITNESS:	LATI:

LATI USA, INC.

	By:	/s/ Samuel Venturini

	Its:	President

WITNESS:	FPT:

FORCE PROTECTION TECHNOLOGIES, INC.

	By:	/s/ Raymond W. Pollard
Raymond W. Pollard,
Chief Operation Officer